UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 6, 2010

Pharmasset, Inc.

(Exact Name of Issuer as Specified in Charter)

Delaware	001-33428	98-0406340
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

303-A College Road East Princeton, New Jersey	08540
(Address of Principal Executive Offices)	(Zip Code)

(609) 613-4100

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01.	Other Events.

As previously disclosed by Pharmasset, Inc. (the “Company”), on July 28, 2009, Emory University and University of Georgia Research Foundation, Inc. (“Claimants”) filed a Demand for Arbitration and Relief (the “Demand”) with the American Arbitration Association (“AAA”) in Atlanta, Georgia (the “Emory Arbitration”), claiming certain payments and seeking specific performance under the Company’s January 8, 2004 license agreement with Claimants (the “Emory License”).

The Demand alleged that payments the Company received under the Company’s collaboration agreement with F. Hoffmann-LaRoche Ltd. and Hoffmann-La Roche Inc. (collectively, “Roche”) were subject to the Emory License and that the Company did not pay license fees to Claimants based on such payments. In addition, the Demand alleged that the Company did not comply with certain terms and conditions of the Emory License and that other Company product candidates are, or will be, covered by the Emory License. The Company’s response to the Demand was filed on August 14, 2009.

On December 6, 2010 a final arbitration award (the “Award”) was issued by a panel of AAA arbitrators (the “Panel”). According to the Award, none of the payments the Company received under the Roche collaboration were subject to the Emory License and, therefore, no license fees are owed to Emory based upon such payments. Furthermore, according to the Award, none of the other Company product candidates that were subject to the Demand are covered by the Emory License. The Panel further ordered Claimants to reimburse the Company for certain immaterial costs and expenses incurred in the Emory Arbitration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pharmasset, Inc.

Date: December 13, 2010	By:	/S/ KURT LEUTZINGER
Kurt Leutzinger
Chief Financial Officer